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                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON D.C.  20549

                                  FORM 12b-25

                          NOTIFICATION OF LATE FILING

(CHECK ONE)
        FORM 10-K        FORM 10-KSB       FORM 11-K
                  -----              -----           -----
       FORM 20-F         FORM 10-Q   X   FORM 10-QSB
                 -----             ----             -----
       FORM N-SAR
                  -----


Nothing in this Form shall be construed to imply that the Commission has verified any information contained herein.

If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:
                                              -------------------------------

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PART I - REGISTRANT INFORMATION
================================================================================

IMPSAT Corporation
IMPSAT S.A.

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Full Name of Registrants


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Former Name if Applicable

Alferez Pareja 256 (1107)

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Address of Principal Executive Office (street and number)

Buenos Aires, Argentina

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City, State and Zip Code

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PART II - RULES 12b-25(b) AND (c)
================================================================================

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should


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be completed. (Check Box if appropriate)

[X] (a) The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;

[X] (b) The subject annual report or semi-annual report/portion thereof will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report/portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and

[ ] (c) the accountant's statement or other exhibit required by Rule 12b-25(c) has been attached if applicable

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PART III - NARRATIVE
================================================================================

State below in reasonable detail the reasons why the Form 10-K, 11-K, 20-F, 10-Q, or N-SAR or portion thereof, could not be filed within the prescribed time period.

             Timely filing of registrants' 10-Q was prevented by unanticipated delays in the compilation of consolidated financial information from the Company's operating subsidiaries in Latin America.

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PART IV - OTHER INFORMATION
================================================================================

(1) Name and telephone number of person to contact in regard to this notification

Name:  Neil M. Goodman

Area code and telephone number:  (202) 942-5191

(2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months (or for such shorted period that the registrants were required to file such
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reports) been filed?  If the answer is no, identify report(s).

  X    yes
-----

       no
-----

(3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?

      yes
-----

  X   no
-----

If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results can not be made.


IMPSAT Corporation
IMPSAT S.A.

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(NAME OF REGISTRANT AS SPECIFIED IN CHARTER)

have caused this notification to be signed on their behalf by the undersigned thereunto duly authorized.


                                 IMPSAT Corporation

DATE   8/15/97            BY /s/ Guillermo Jofre
                                 ---------------
                                 Guillermo Jofre
                                 Chief Financial Officer
                                 IMPSAT Corporation


                                 IMPSAT S.A.

DATE   8/15/97            BY /s/ Jose R. Torres
                                 --------------
                                 Jose R. Torres
                                 Director and
                                 Chief Accounting Officer